701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries Reports Q1 FY 2007 Net Income per Share of $0.29

RONKONKOMA, NY - June 8, 2006 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net sales increased $1.5 million, or 5.9%, to $27.2 million for the three months ended April 30, 2006 from $25.7 million for the three months ended April 30, 2005. Gross profit increased $0.4 million, or 5.9%, to $6.5 million for the three months ended April 30, 2006 from $6.2 million for the three months ended April 30, 2005. Gross profit as a percentage of net sales was 24.0% both for the three months ended April 30, 2006 and for the three months ended April 30, 2005.

Operating profit decreased 14.9% to $2.2 million for the three months ended April 30, 2006 from $2.5 million for the three months ended April 30, 2005. Operating margins were 8.0% for the three months ended April 30, 2006 compared to 9.9% for the three months ended April 30, 2005.

Sales in Q1 were firm in February and March but were heavily impacted in April by DuPont’s introduction of new product sizing and patterns for their Tyvek garments. Therefore, DuPont heavily discounted and promoted their old garment inventory in a clearance sale in late March 2006.

This clearance sale filled supply lines leading to abnormally weak pricing and sales in April for Tyvek Protective Garments. Additionally, petrol-chemical refinery facilities have been running flat out given the current shortage of diesel oil and gasoline and the concomitant high prices paid to refineries that follow such shortages. Consequently, many have postponed their normal spring maintenance schedules where our disposable garments are used in large quantities.

Sales of chemical suits were slightly higher in February and March compared to same months sales last year, but weakened substantially in April and May due to a generally weak market, although margins on chemical suits were and remain strong.

Operating margins were also impacted negatively by Sales, General and Administrative expenses which increased significantly due to the company’s new ventures in India, Chile and Japan. However, Management feels these areas will contribute significantly to future growth later in FY07 and beyond. Also increasing SG&A expense in Q1 were Mifflin Valley’s operations (first acquired in Q3 of FY06). Mifflin runs at a higher gross margin with higher SG&A costs than the rest of the company’s operations.

The Company’s effective tax rate for Q1 FY07 was 30.8%. Losses in India, Chile and Japan for which no current tax benefit could be recognized, effectively raised our current global tax rates.

Net income decreased $0.25 million, or 14.7%, to $1.46 million for the three months ended April 30, 2006 from $1.71 million for the three months ended April 30, 2005. Earnings per share were $0.29 for the three months ended April 30, 2006 compared to $0.34 for the three months ended April 30, 2005.

On April 30, 2006, the Company’s balance sheet included total assets of $73.4 million, cash of $1.5 million, working capital of $58.9 million, bank debt of $4.8 million and stockholders’ equity of $62.3 million or $12.41 per share of book value.

Finished good inventories declined by $4,248,067 or 17.27% from their January 31, 2006 levels, however raw material purchasing continued at higher levels than normal in order to take advantage of discounts offered by suppliers. Thus raw materials increased by $2,619,114 or 14% since January 31, 2006. Such discounts should positively impact our fourth quarter earnings as these discounted raw materials roll through our international pipelines.

Our overall inventory position at January 31, 2006 declined by $1,061,986 for the first quarter ended April 30, 2006. One additional reason for our buildup in inventory was to protect us from possible supply-chain interruptions.

Lakeland will host a conference call at 4:30 PM (EST) on June 8, 2006 to discuss the Company's first quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing (800) 370-0898 (Domestic) or (973) 409-9260 (International) and use Pass Code 7498270 [NOTE: Pass Code has changed from previous announcement.]  For a replay of this call, dial 877-519-4471 (Domestic) or 973-341-3080 (International) and give the Pass Code of 6151539.

About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries’ products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field’s gold standard for quality - that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact:
Lakeland Industries	Chris Ryan,	(631) 981-9700, CJRyan@lakeland.com
	Gary Pokrassa,	(631) 981-9700, GAPokrassa@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	April 30,
	2006	2005

Net sales	$27,222	$25,709

Cost of goods sold	20,689	19,542

Gross profit	6,533	6,167

Operating expenses	4,366	3,621

Operating profit	2,167	2,546

Other income, net	15	23

Interest expense	(71)	(-)

Income before income taxes	2,111	2,569

Provision for income taxes	649	856

Net income	$1,462	$1,713

Net income per common share*:
Basic	$0.29	$0.34
Diluted	$0.29	$0.34

Weighted average common
shares outstanding*:
Basic	5,017,046	5,017,046
Diluted	5,023,388	5,021,476

* Adjusted for the 10% stock dividend to shareholders of record on April 30, 2005 and reflects 1,280,750 shares offered to the public in June and July 2004.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	January 31,
	2006	2006

ASSETS

Current assets:
Cash	$1,508	$1,532
Accounts receivable, net	15,750	14,221
Inventories	44,182	45,244
Deferred income taxes	917	917
Other current assets	2,360	1,805
Total current assets	64,717	63,719

Property and equipment, net	7,649	7,755
Other assets	1,069	990
	$73,435	$72,464

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,417	$2,537
Accrued expenses and other current liabilities	1,439	1,302
Total current liabilities	5,856	3,839

Other long-term liabilities	474	470
Deferred income taxes	87	87
Borrowings under revolving credit facility	4,760	7,272

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,017,046 shares at April 30, 2006
and at January 31, 2006	50	50
Additional paid-in capital	42,431	42,431
Retained earnings	19,777	18,315
Total stockholders' equity	62,258	60,796
	$73,435	$72,464